Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Wright Medical Group, Inc.:
We consent to the use of our reports dated February 27, 2007, with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated February 27, 2007 on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses our opinion that Wright Medical Group, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states as of December 31, 2006, the Company had ineffective policies and procedures relating to the calculation of depreciation expense for its surgical instruments. Specifically, the Company did not have policies and procedures in place to ensure that depreciation expense was calculated based on the appropriate cost basis of these assets, resulting in an error in depreciation expense and accumulated depreciation. This deficiency resulted in a more than remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not be prevented or detected.
As discussed in the Notes 2 and 12 to the consolidated financial statements, effective January 1, 2006, the Company adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment. Also as discussed in Note 2 to the consolidated financial statements, the Company changed its method of quantifying errors in 2006.
/s/ KPMG LLP
Memphis, Tennessee
November 16, 2007